MGP INGREDIENTS REPORTS SECOND QUARTER RESULTS
Operating Income Declines 4% Reflecting Soft Performance in Ingredients Solutions

ATCHISON, Kan., August 3, 2016 - MGP Ingredients, Inc. (Nasdaq/MGPI), a leading supplier of premium distilled spirits and specialty wheat proteins and starches, today reported results for the second quarter ended June 30, 2016.

2016 second quarter results compared to 2015 second quarter

•	Consolidated net sales decreased 5.8% to $80.4 million as increases in net sales of premium beverage alcohol were more than offset by a sales decline in lower margin products.

•	Consolidated gross profit decreased 11.4% to $15.5 million, primarily reflecting lower profit performance in the Ingredients Solutions segment.

•	Consolidated gross margin decreased 1.2 percentage points to 19.3%.

•	Operating income decreased 4.0% to $9.1 million.

•	Equity in joint venture earnings decreased 65.1% to $1.1 million.

•	Net income decreased 19.9% to $6.3 million.

•	Earnings per share decreased 15.9% to $0.37.

“While our second quarter results were disappointing, we are pleased with our continued progress against our strategic plan, with our year to date operating income up 21.0% over the prior year," said Gus Griffin, president and CEO of MGP. "Although a decrease in volumes in our lower-margin distillery product lines affected our second quarter results in that segment, we continued to grow sales of higher-margin premium beverage alcohol products. Our Ingredient Solutions segment continued to experience a competitive global pricing environment and difficult export conditions.”

Distillery Products Segment - Ongoing Mix Shift Supports Gross Margin Gain

For the second quarter of 2016, net sales for the Distillery Products segment decreased 3.2% to $66.7 million. Gross profit improved to $13.7 million, or 20.5% of net segment sales, compared with $13.6 million, or 19.8% of net segment sales in the second quarter 2015. The improvement in gross profit was due to the continuing product sales mix shift to higher margin premium beverage alcohol products, a higher average selling price and lower input costs.

Griffin said, “Strong demand for our bourbon and rye whiskeys continued through the quarter, reflecting the continued growth of the category.  Softness in net sales for the segment was primarily driven by a second quarter of decline in our industrial alcohol business in a very competitive marketplace.  As these trends evolve, we expect some volatility to continue in our product mix in the second half of 2016.”

Ingredient Solutions - Increased Competition Leads to Net Sales Decline

For the 2016 second quarter, net sales for the Ingredient Solutions segment decreased 16.7% to $13.7 million. Gross profit decreased to $1.9 million, or 13.7% of net segment sales, compared with $3.9 million, or 23.7% of net segment sales in the second quarter 2015.

Griffin said, “Our Ingredient Solutions segment results reflect a challenging competitive environment.  We expect most product categories to return to historical low growth trends in the second half, as we continue to work to proactively position this segment to benefit from long term consumer trends.”

Other
Corporate selling, general and administrative expenses were $6.4 million for the second quarter 2016 compared to $8.0 million in the second quarter 2015, primarily due to decreases in incentive compensation and severance, partially offset by increases in personnel and other costs.

MGP received joint venture equity method investment earnings of $1.1 million in the second quarter 2016 from its ICP joint venture, which produces high quality food grade alcohol, chemical intermediates and fuel. ICP joint venture income was $2.0 million below the prior year as unfavorable ethanol market conditions persist.

Earnings per share were $0.37 for the second quarter 2016, compared with $0.44 for the second quarter 2015, primarily due to the decline in joint venture investment earnings. The corporate effective tax rate was 36.1% for the quarter versus 36.9% in the prior year quarter.

2016 and Long Term Guidance
MGP is providing revised guidance for 2016 and beyond. The 2016 net sales percentage growth projection has been revised downward to reflect first half sales declines. The anticipated effective tax rate has improved. Other elements of the guidance, including operating income growth, are unchanged. Consistent with the subsequent event reported in the company's most recent Form 10-Q filing, operating income in the third quarter of 2016 will include the recording of a favorable litigation settlement, which will increase results for the quarter and year to date. Operating income guidance as contained in this release does not include this item.

•	Operating income is expected to increase by a compound annual growth rate in the ten to fifteen percent range over the next three years.

•	2016 net sales percentage growth is expected to be in the low-single digits.

•	2016 gross margin gains are expected to be moderate following strong 2015 improvement.

•	2016 effective tax rate is forecast to be 34% and shares outstanding are expected to be approximately 16.7 million, reflecting the benefit of the 2015 share repurchase.

•	Due to challenging and volatile conditions in the fuel ethanol market, ICP's 2015 level of profitability may not be sustainable in 2016.

Conclusion
“Despite market-driven pressures on overall net sales in the first half of 2016, MGP continues on the path of long term growth,” concluded Griffin.  “Our strategy of maximizing the value of our production is clearly buffering us from near term volume declines in lower-margin products. We remain focused on implementing our long term strategy in both operating segments.

"We continue to be pleased with results for Till American Wheat Vodka in our initial markets and plan to expand in additional markets soon to support our strategy to capture value share," Griffin continued.  "During the second quarter, we added $6.5 million to build our inventory of aging whiskey, which is both consistent with our long term strategy to invest for future growth and supported by continuing trends in the spirits industry.”

About MGP Ingredients, Inc.
MGP is a leading producer and supplier of premium distilled spirits and specialty wheat proteins and starches. Distilled spirits include premium bourbon and rye whiskeys, gins and vodkas, which are carefully crafted through a combination of art and science and backed by over 150 years of experience. The company’s proteins and starches are created in the same manner and provide a host of functional, nutritional and sensory benefits for a wide range of food products. MGP additionally is a top producer of high quality industrial alcohol for use in both food and non-food applications. The company is headquartered in Atchison, Kansas, where distilled alcohol products and food ingredients are produced. Premium spirits are also distilled and matured at the company facility in Lawrenceburg, Indiana. For more information, visit mgpingredients.com.

Cautionary Note Regarding Forward-Looking Statements
This news release contains forward-looking statements as well as historical information.  All statements, other than statements of historical facts, included in this news release regarding the prospects of our industry and our prospects, plans, financial position, business strategy, guidance on growth in operating income, revenue, gross margin, and future effective tax rate may constitute forward-looking statements.  In addition, forward-looking statements are usually identified by or are associated with such words as "intend," "plan," "believe," "estimate," "expect," "anticipate," "hopeful," "should," "may," "will," "could," "encouraged," "opportunities," "potential" and/or the negatives or variations of these terms or similar terminology.  They reflect management’s current beliefs and estimates of future economic circumstances, industry conditions, company performance, and company financial results and are not guarantees of future performance.  All such forward-looking statements are subject to certain risks and uncertainties that could cause actual results to differ materially from those contemplated by the relevant forward-looking statement.  Important factors that could cause actual results to differ materially from our expectations include, among others: (i) disruptions in operations at our Atchison facility, Indiana facility, or at the Illinois Corn Processing, LLC ("ICP") facility,  (ii) the availability and cost of grain, flour, and barrels, and fluctuations in energy costs, (iii) the effectiveness of our corn purchasing program to mitigate our exposure to commodity price fluctuations, (iv) the effectiveness or execution of our five-year strategic plan, (v) potential adverse effects to operations and our system of internal controls related to the loss of key management personnel, (vi) the competitive environment and related market conditions, (vii) the ability to effectively pass raw material price increases on to customers, (viii) the positive or adverse impact to our earnings as a result of the ownership of our equity method investment in ICP and the volatility of its operating results, (ix) ICP's access to capital, (x) our limited influence over the ICP joint venture operating decisions, strategies, financial or other decisions (including investments, capital spending and distributions), (xi) our ability to source product from the ICP joint venture or unaffiliated third parties, (xii) our ability to maintain compliance with all applicable loan agreement covenants, (xiii) our ability to realize operating efficiencies, (xiv) actions of governments, (xv) consumer tastes and preferences, and (xvi) the volatility in our earnings resulting from the timing differences between a business interruption and a potential insurance recovery.  For further information on these and other risks and uncertainties that may affect our business, including risks specific to our Distillery Products and Ingredient Solutions segments, see Item 1A. Risk Factors of our Annual Report on Form 10-K/A for the year ended December 31, 2015.

For More Information
Investors & Analysts:
Bob Burton
616-233-0500 or Investor.Relations@mgpingredients.com

Media:
Gregg Hibbeler
913-367-1480 or gregg.hibbeler@mgpingredients.com

MGP INGREDIENTS, INC.
EARNINGS PER SHARE ROLLFORWARD

Change in basic and diluted earnings per share quarter-versus-quarter

	Basic and Diluted EPS	Change
Basic and diluted earnings per share for the quarter ended June 30, 2015	$0.44
Change in operations(a)	(0.02)	(4.5)	pp(b)
Change in equity method investments(a)	(0.07)	(15.9)	pp
Change in interest expense(a)	(0.01)	(2.3)	pp
Change in weighted average shares outstanding(c)	0.02	4.5	pp
Change in effective tax rate	0.01	2.3	pp
Basic and diluted earnings per share for the quarter ended June 30, 2016	$0.37	(15.9)%

(a)	Changes are net of tax based on the effective tax rate for each base year.

(b)	Percentage points ("pp").

(c)
Weighted average shares outstanding change primarily due to the vesting of employee restricted stock units, the granting of common stock to directors, the purchase of vested stock by the company from employees to pay withholding taxes, and repurchases by the company of common stock.

Change in basic and diluted earnings per share year to date-versus-year to date

	Basic and Diluted EPS	Change
Basic and diluted earnings per share for the quarter ended June 30, 2015	$0.72
Change in operations(a)	0.12	16.7	pp(b)
Change in equity method investments(a)	(0.10)	(13.9)	pp
Change in interest expense(a)	(0.01)	(1.4)	pp
Change in weighted average shares outstanding(c)	0.03	4.2	pp
Change in effective tax rate	0.01	1.4	pp
Basic and diluted earnings per share for the quarter ended June 30, 2016	$0.77	7.0%

(a)	Changes are net of tax based on the effective tax rate for each base year.

(b)	Percentage points ("pp").

(c)
Weighted average shares outstanding change primarily due to the vesting of employee restricted stock units, the granting of common stock to directors, the purchase of vested stock by the company from employees to pay withholding taxes, and repurchases by the company of common stock.

MGP INGREDIENTS, INC.
CONDENSED CONSOLIDATED STATEMENTS OF COMPREHENSIVE INCOME (UNAUDITED)

	Quarter Ended		Year to Date Ended
	June 30, 2016	June 30, 2015	June 30, 2016	June 30, 2015
Sales	$82,174	$92,071	$159,365	$176,935
Less: excise taxes	1,782	6,717	2,138	11,168
Net sales	80,392	85,354	157,227	165,767
Cost of sales	64,861	67,826	124,650	134,851
Gross profit	15,531	17,528	32,577	30,916
Selling, general and administrative expenses	6,404	8,025	12,725	14,505
Operating income	9,127	9,503	19,852	16,411
Equity method investment earnings	1,079	3,096	1,596	4,448
Interest expense, net	(328)	(129)	(639)	(260)
Income before income taxes	9,878	12,470	20,809	20,599
Income tax expense	3,570	4,599	7,442	7,658
Net income	6,308	7,871	13,367	12,941
Other comprehensive income (loss), net of tax	(21)	330	(38)	258
Comprehensive income	$6,287	$8,201	$13,329	$13,199

Basic and diluted earnings per share(a)	$0.37	$0.44	$0.77	$0.72
Dividends and dividend equivalents per common share	$—	$—	$0.08	$0.06

(a)	Share information:	Quarter Ended		Year to Date Ended
		June 30, 2016	June 30, 2015	June 30, 2016	June 30, 2015
	Basic weighted average common shares	16,617,857	17,400,359	16,612,416	17,398,022
	Incremental shares from potential dilutive securities	—	795	—	755
	Diluted weighted average common shares	16,617,857	17,401,154	16,612,416	17,398,777

MGP INGREDIENTS, INC.
CONSOLIDATED BALANCE SHEET (UNAUDITED)

(Dollars in thousands)	June 30, 2016	December 31, 2015	(Dollars in thousands)	June 30, 2016	December 31, 2015
ASSETS			LIABILITIES AND STOCKHOLDERS’ EQUITY
Current Assets:			Current Liabilities:
Cash and cash equivalents	$1,554	$747	Current maturities of long-term debt	$4,352	$3,345
Receivables	33,998	30,670	Accounts payable	20,982	20,940
Inventory	71,595	58,701	Accounts payable to affiliate, net	2,487	2,291
Prepaid expenses	792	1,062	Accrued expenses	7,101	10,400
			Income taxes payable	742	685
Total Current Assets	107,939	91,180	Total Current Liabilities	35,664	37,661
			Other Liabilities:
			Long-term debt, less current maturities	18,399	7,579
			Revolving credit facility	18,618	22,536
Property and equipment	238,150	229,914	Deferred credit	3,054	3,402
Less accumulated depreciation and amortization	(152,180)	(146,360)	Accrued retirement, health and life insurance benefits	4,045	4,136
Net Property, Plant			Deferred income taxes	2,008	2,757
and Equipment	85,970	83,554	Other non current liabilities	81	79
Equity method investments	16,856	18,563	Total Liabilities	81,869	78,150
Other assets	934	1,013	Stockholders’ equity	129,830	116,160
TOTAL ASSETS	$211,699	$194,310	TOTAL LIABILITIES AND STOCKHOLDERS’ EQUITY	$211,699	$194,310